Final Transcript

Jul 12, 2011 / 02:00PM GMT, VOXX - Q1 2012 Audiovox Corp Earnings Conference Call

Final Transcript

Conference Call Transcript VOXX - Q1 2012 Audiovox Corp Earnings Conference Call Event Date/Time: Jul 12, 2011 / 02:00PM GMT

CORPORATE PARTICIPANTS
Glenn Wiener
Audiovox Corp - IR
Pat Lavelle
Audiovox Corporation - President & CEO
Michael Stoehr
Audiovox Corporation - SVP and CFO

CONFERENCE CALL PARTICIPANTS
Matt Spratford
Sidoti & Company - Analyst
Jimmy Baker
B. Riley & Company - Analyst
Ben Terk
Active Owners Fund - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen. And welcome to the Audiovox Corp earnings conference call. My name is Carmen. I'll be your coordinator for today. At this time all participants are in a listen-only mode. (Operator Instructions) Later, we will conduct a question-and-answer session.

I would now like to turn the call over to your host for today, Mr. Glenn Wiener. Please proceed.

Glenn Wiener - Audiovox Corp - IR

Thank you, and welcome to Audiovox's fiscal 2012 first quarter results conference call. As you know, today's call is being Webcast on our site, www.audiovox.com and can be accessed in the Investor Relations section. With us this morning are Patrick Lavelle, President and CEO, Michael Stoehr, Senior Vice President and Chief Financial Officer, and John Shalam, Chairman of the Board.

Before we begin, I'd quickly like to remind everyone that except for historical information contained herein, statements made on today's call and Webcast that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made are based on currently available information, and the Company assumes no responsibility to update any such forward-looking statements. Risk factors associated with our business are detailed in our Form 10-K for the fiscal year ended February 28, 2011. Should you have any questions following the call, please feel free to contact my office at any time.

At this time, I'd like to turn the call over to Patrick Lavelle. Pat?

Pat Lavelle - Audiovox Corporation - President & CEO

Thanks, Glenn, and good morning, everyone. Our first quarter sales were $165 million, which is a $35 million increase over last year. The gain was directly related to the addition of Klipsch and growth in our OE and International businesses. And partially offset by continued weakness at retail. While we still face macroeconomic challenges beyond our control, we are encouraged by the performance of each of our groups. Our first quarter sales were in line with expectations and our bottom line performance was ahead of internal forecasts. Driven primarily by higher margins in most of our product categories. Therefore, I'll start off today by reaffirming the guidance we set forth on our last call, which was projected annual sales of $730 million, and EBITDA of $42 million.

First, our consumer accessories group. Sales were down but our margins continue to increase. While we have strong placement at retail, our customer base continues to expand. Low consumer confidence continues to translate to conservative buying patterns and our retail partners remain cautious. Additionally, like most companies, we've been faced with rising manufacturing costs from China. And to maintain profitability, over the last 30 to 60 days we announced price increases, pretty much across the board. Our inventory position remains clean and we have several new products that will be introduced beginning in the late second quarter and throughout the year. We expect similar trends in the retail environment to continue into the second quarter, with potential to gradually improve over the second half of the year as we move into the peak holiday selling season. Our CE accessory business internationally was up for the quarter. With Schwaiger posting the strongest growth. We continue to focus on growing our international footprint, enhancing our product lines and expanding our distribution into new markets.

On the mobile side, first quarter domestic sales were up slightly and our OE business posted strong gains driven by new programs with Ford and increased sales to Porsche. This business continues to grow and we have recently been awarded the 2013 rear seat entertainment program for the Nissan Pathfinder and Infiniti QX4. We expect to ship our first Android rear entertainment system to Bentley in December and are working hard on the R&D side to take advantage of new technologies that will drive our rear entertainment business both in the aftermarket and with the OEMs. Additionally, we're seeing stronger sales from Chrysler, Venezuela, compared to last year.

Car sales were very strong in the US, January through April, but came in well below expectations in May with a slight rebound in June, though still below totals from the beginning of the year. Gas prices were high in Q1 which has cut into vehicle sales. Though lately they have begun to decline which is a positive factor for our business, especially since many of our automotive products are tailored to the SUV market. Additionally, we expect softness in sales of Japanese makes through our second quarter, due to a shortage of vehicle inventory which is expected to resume to normal levels in the fall. The current expectations is for 12.9 million light vehicle sales for the year and assuming this holds true, we should post solid growth in this segment.

As for Klipsch, this was our first full quarter with them and they met plan. The main integration is essentially done, though we continue to look for cost savings in both our domestic and international operations to drive profitability. Things on the back end such as warehousing, shipping, freight and G&A expenses. Klipsch recently delivered a new program to Best Buy for their Icon speaker series which has been met with good reception. And announced a new program with Live Nation Concerts that will generate additional consumer awareness of the Klipsch brand. Klipsch management continues to drive new product development, and we expect our new Apple AirPlay systems to deliver on time in September.

Michael is going to address our financials in just a few moments but I would like to add some color around our margins and bottom line performance. Gross margins for the quarter were 26.4%, up 560 basis points over the first quarter last year. And up more than 400 basis points over the fourth quarter, which was the highest period we previously reported. We're continuing to guide to the 25% figure, since margins for the year will be determined by our product mix. We reported operating income of $4 million versus an operating loss of $1.5 million, a positive swing of $5.5 million compared to Q1 last year. Our pretax net income was $4.1 million versus $481,000, and we reported EBITDA of $8.1 million, and adjusted EBITDA of $9.7 million, which tracks to our plan.

While our fiscal year '12 performance is very important, make no mistake about it, we are building this Company for the future. We have over 20 respected brands in our portfolio including Audiovox, Klipsch, RCA, Jensen, Acoustic Research, Jamo, Energi, Magnat, Heco, and more. We have great distribution in the consumer accessories and mobile markets and leading market share in many of the categories we operate in. I'm confident that over the next 2 to 3 years, barring any market catastrophe, we will be even a stronger Company, especially as we continue to realize synergies between acquired businesses and expand our presence further in the automotive OEM and commercial markets.

In closing, I'd like to mention that we have become active on the communications front and have met with several potential investors and analysts throughout the country. And we intend to do this every quarter, to raise awareness of our Company and our story. Thank you for your support.

And I'll turn the call over to Michael now and then we'll open it up for questions. Mike?

Michael Stoehr - Audiovox Corporation - SVP and CFO

Thanks, Pat. Good morning, everyone. Our net sales for fiscal 2012 first quarter were $165.3 million, up 26.9% over $130.3 million in the comparable period last year. Electronic sales were up $37.8 million or 40% to $132.3 million. Of this, Klipsch accounted for $35.1 million of the increase. Other electronic sales were up in our audio and video groups and our OEM business and continued growth Internationally. Offsetting these increases were declines in clock radios, camcorders, digital media players and voice recorders. As well as declines in our fulfillment business with satellite radio products.

Our accessories business continued to be impacted by slow traffic at retail which we believe is industry-wide, not counting tablets-based devices and smartphones. Accessory sales declined by $2.8 million or roughly 8%. Our international groups grew by approximately 23%, excluding Klipsch. This was driven by gains in Audiovox Germany, Schwaiger, Venezuela, and through new OEM programs for [Vincar].

Gross profit margins for the quarter increased 560 basis points from 20.8% to 26.4%. Higher margins are a result of a few factors. One, the shift of our business away from lower margin sales such as consumer electronics and fulfillment products. Two, higher OEM business which carries a better gross margin than our CG and mobile aftermarket product sales. And three, the addition of Klipsch. It's worth noting that margins were up in all of our product groups -- in consumer accessories, in mobile and internationally. Additionally, we previously guided to gross profit margins of 25% or higher and remain comfortable with this guidance.

Our overhead was $39.7 million for the quarter, up $11.2 million compared to the first quarter of last year. We had a full quarter of Klipsch in the mix and they accounted for $9.6 million of the increase, and other acquisition costs relating to Klipsch totaling $1.3 million. We're actively managing our overhead structure to ensure costs are aligned with sales, and looking for additional synergies in our business that can further drive profits to the bottom line. Excluding Klipsch, our overhead was basically flat for the comparable periods.

We reported operating income of $4 million versus an operating loss of $1.5 million last year, a $5.5 million positive swing. EBITDA was $8.1 million, versus $3 million in last year's first quarter. Adjusted EBITDA for the Klipsch transaction costs and charges of stock-based compensation was $9.7 million versus $3.5 million. As a note, EBITDA before Klipsch contribution increased over last year. Other income decreased by $1.8 million as we had $1.5 million in expenses for interest and bank charges versus $441,000 last year. And lower other income due to the absence of gains on forward foreign exchange contracts recorded in the first quarter of last year. Interest and bank charges, for your reference, represent expenses for bank obligations of Audiovox Corporation, inclusive of interest and bank charges related to the new asset-based loan, interest on our German subsidiary bank loan, and interest for capital lease. Equity income of our equity investees was up approximately $220,000 due to higher equity income from ASA 50/50 joint venture due to increased sales.

We reported net income of $2.5 million or $0.11 per share, compared to net income of $1.1 million, or earnings per share of $0.05. On an adjusted basis we reported net income of $3.5 million, or adjusted net income per share of $0.15, compared to $797,000 or adjusted net income per share of $0.02. These figures are the 3 months ended May 31, 2011 and 2010. We adjusted the May 31, 2011 EPS for, one, the Klipsch transaction costs; two, success fee related to the transaction; and three, stock-based compensation. We also adjusted last year's first quarter EPS to account for tax benefits.

The effective tax rate for the 3 months ended May 31, 2011 was 39.4%, compared to an income tax benefit of 136.6% in the prior year. The effective tax rate for the 3-month period of fiscal 2011 is different from the statutory rate, primarily as a result of favorable resolution of an income tax audit.

Moving on to the balance sheet. Operating activities provided net cash of $28.7 million during the 3 months ended May 31, 2011. A $7.7 million improvement over first quarter last year. This was principally due to improvements in accounts receivable and inventory. Investing activities used cash of $167.8 million as a result of the $167.3 million purchase of Klipsch and $500,000 for capital expenditures. For the 3 months ended May 31, 2010, the Company used $980,000, principally for CapEx. Additionally our AR turns improved to 5.6 times compared to 5.3 during the first quarter. And our inventory turns were 3.1 compared to 3.3.

As of May 31, 2011, we had working capital of $187.5 million which included cash and short-term investments of $16.2 million. This compares to working capital of $258.5 million cash and short-term investments of $98.6 million for the fiscal year ended February 28, 2011. The decrease in cash was primarily related to our Klipsch acquisition which closed March 1 of this year. For those who might be new to the story, we acquired Klipsch on March 1 for $167.3 million. And to fund the acquisition we entered into a $175 million asset-based loan with Wells Fargo Capital Finance as agent. The Klipsch transaction was financed through a combination of existing Audiovox cash and approximately $89.1 million of borrowings under the facility. As of May 31, our outstanding borrowings were $59.2 million, as we paid down approximately $30 million during the quarter. Our bank borrowings as of today are $50 million and our cash position stands at $11 million. We expect during the third quarter our bank borrowings to increase due to seasonal needs, but to decline further by year end.

In closing, we continue to monitor our overhead closely as well as the cost of goods sold. As there is continued pressure on product cost due to higher labor, commodity, fuel and transportation costs as well as pressure on the US dollar. Pat already reaffirmed our guidance for the year and I'll add that we are seeing our margins trending the right way.

At this time I'll turn the call back to Pat.

Pat Lavelle - Audiovox Corporation - President & CEO

Thank you, Mike. At this time, we'll open the call for questions.
QUESTION AND ANSWER

Operator

(Operator Instructions). Matt Spratford from Sidoti & Company.

Matt Spratford - Sidoti & Company - Analyst

Hello guys, great quarter. Congratulations. I was just curious, maybe you could give us a little bit of color what you're seeing currently in the marketplace, maybe ex-Klipsch, just year-over-year.

Pat Lavelle - Audiovox Corporation - President & CEO

As far as the market, there's two segments that we look at. One is the regular retail segment for consumer products. And that, as I said, we still see softness there. We see a lack of confidence with the consumer. And that obviously is something that we have taken into consideration in doing our budgets and everything. But with unemployment still north of 9%, we don't see that changing much. Possibly we'll see some improvement as we get into the Christmas selling season.

As far as the car market, which impacts our automotive business, as I indicated we'll see some softness in inventory from the Japanese makes due to the tsunami over the summer months, which they have advised us. But they expect to see a resumption of production and inventory in the latter part of the year in the fall. But other than that, I think that we are going to be looking at somewhere around 13 million new cars and trucks. And that would be an improvement from last year and certainly help our automotive business.

Matt Spratford - Sidoti & Company - Analyst

Got you. Thanks, Pat. Then just turning to Klipsch real quickly, I was just curious, maybe you could give us a little more color on maybe the professional installation market opportunities out there.

Pat Lavelle - Audiovox Corporation - President & CEO

One of the things that I mentioned on my last call was we believe that there's an opportunity for growth for the Klipsch group within the commercial space. They already have very, very good market share at retail and we expect them to continue to grow their retail business. But the opportunities that present themselves for them to grow with the commercial accounts they already have, whether they be the cinema accounts or Hard Rock or Margaritaville, we think those opportunities are very good. But we think that we can expand beyond that. And that's going to take some resources on our part in engineering and marketing to address that market.

Matt Spratford - Sidoti & Company - Analyst

Got you. And then just International opportunities, just curious maybe you could give us a little more color on that, as well.

Pat Lavelle - Audiovox Corporation - President & CEO

As far as Klipsch is concerned, we think the International markets have very good promise for us. At this particular point in time with the euro at 1.43, we are very competitive in Europe, and there's a very good demand for our high-end products. The same is true as we look into China. As consumers gain additional wealth in China, they've demonstrated a desire for high-end, quality products, and they're not bashful about spending. And we think that bodes well for our business in China, as well. We are producing our Palladium speakers in the United States, so exporting out of the United States into China where they can avail themselves of American made product we think positions us very well to continue to grow our business in China.

Operator

(Operator Instructions). Jimmy Baker from B. Riley & Company.

Jimmy Baker - B. Riley & Company - Analyst

Good morning, gentlemen. Michael talked about looking for cost synergies between your brands. But maybe on the revenue synergy front -- and I know it's still early -- but can you talk about any cross-selling opportunities that you've either observed as opportunities or actually capitalized on in the quarter to distribute your legacy products through Klipsch's channels or maybe vice versa?

Pat Lavelle - Audiovox Corporation - President & CEO

No, obviously when we look at where we are, whether it be the Audiovox brand, the Jensen brand, the RCA brand, the Acoustic Research brand, we will continue to market those as we have because they reach certain price points and certain customers. The Klipsch brand, as you know, is a premium brand and has premium prices. And what we look at is the ability for us to cover, with the brands and the products that we have, almost every major price point that is out there, a significant price point that is out there, so that we can go from an Audiovox to RCA to Acoustic Research up to Klipsch and maximize our business with some of our retail customers. But we have no plans of combining efforts on the part of Klipsch and the other Audiovox brands. Now, let me say this. The only area we would consider to do something would be at OEM, where we have, through Audiovox, good contacts, good relationships with customers, where we may look to develop a Klipsch audio program for OEM.

Jimmy Baker - B. Riley & Company - Analyst

Okay, that's helpful. And then just a couple questions on your guidance here. Do you still expect approximately $25 million of that $42 million in EBITDA to come from Klipsch?

Pat Lavelle - Audiovox Corporation - President & CEO

Yes.

Jimmy Baker - B. Riley & Company - Analyst

And that $42 million in EBITDA, that you've guided to, is that before or after adjustments for the acquisition and stock comp?

Pat Lavelle - Audiovox Corporation - President & CEO

That's before.

Jimmy Baker - B. Riley & Company - Analyst

And then last housekeeping item, the $1.3 million that's backed out in this quarter to get to adjusted EBITDA, I assume that's the success fee and related expenses that inflated operating expenses here in the quarter. Is that a one-time success fee or ongoing that we should expect to see as an earn-out in Q2?

Pat Lavelle - Audiovox Corporation - President & CEO

No, it's one-time and won't repeat.

Michael Stoehr - Audiovox Corporation - SVP and CFO

Right, just basically the investment bank. There will be some remaining probably in the second quarter from the attorneys and accountants finishing up, dribbling through. But that's only one-time payment.

Operator

Ben Terk from Active Owners Fund.

Ben Terk - Active Owners Fund - Analyst

Good morning, gentlemen. Thanks for taking the call. I'm a bit new to the story so please bear with me. But hoping to get a little bit more granularity on the revenue breakdown. You broke out accessories. I was trying to understand how much of the business is consumer electronics and what's in that bucket, top three categories, if you will.

Pat Lavelle - Audiovox Corporation - President & CEO

When we look at our accessory business, most of the consumer electronics business that we took over from RCA, we sold. We work under a license with one of our partners overseas. There are four categories of products that we have that are consumer electronics that we attach to our accessory group and that is MP3 players, camcorders and clock radios. And a lot of the clock radios are moving to iPad, iPhone docks which is one of the things the accessory group has been handling. But when I look at our accessory business, our accessory business in the United States, our accessory business in Europe, we believe that we're going to be somewhere in the $240 million, $230 million range. Our mobile business runs around $300 million. And we expect our high-end premium speaker business, which we have in Europe and in the United States, should be in the $200-plus million range.

Ben Terk - Active Owners Fund - Analyst

Got it. So if you look at the categories you just broke out on the CE side -- the MP3, camcorder, clock radio -- ballpark, pardon me for not backing into it quickly, how big are those businesses in aggregate? And are they shrinking faster, not as fast as the broader market?

Pat Lavelle - Audiovox Corporation - President & CEO

In some areas, like the MP3 players are being impacted by all the smartphones and things like that. But what we see happening in the clock radio business, we see a gradual shift, as I said, to docks, which I think bodes well for the business from the standpoint that the average selling price of a dock is much greater than a clock radio.

Michael Stoehr - Audiovox Corporation - SVP and CFO

For the four categories that Pat just mentioned we usually don't give a total number but I can tell you in a ballpark, they're in excess of $50 million.

Ben Terk - Active Owners Fund - Analyst

$50 million. And your expectation is that that business will shrink 5% a year? 10% a year? Or stay flat? Don't know?

Pat Lavelle - Audiovox Corporation - President & CEO

At this particular point, depending on what we do with some of the docks, like I said, the average selling points or prices are higher. So we could, in fact, as the products evolve, increase business in that category.

Michael Stoehr - Audiovox Corporation - SVP and CFO

Right. And as Pat mentioned, strategically since you're new to it, we have been moving away from this type of consumer product. Prior to that we used to sell way in excess of $50 million, but it was in very low margin products such as portable mass TVs. And it's been our stated strategic objective to continue to move the margins up.

Ben Terk - Active Owners Fund - Analyst

Great. Thanks for that. And last question from me. Just trying to get a snapshot of domestic versus international, how you think about the big geographies, both where you're seeing your sales and where product is being produced, post Klipsch.

Pat Lavelle - Audiovox Corporation - President & CEO

Right now, we're about a 70/30 split, 70% being domestic and 30% being international business. We are looking to move near-term, within the next year or two, to a 60/40 split. We think we have some very good opportunities to export some of the Klipsch product. And we are continuing to grow our core business in Europe and Asia. So we're looking for a 60/40 split, near term.

Operator

Matt Spratford of Sidoti & Company.

Matt Spratford - Sidoti & Company - Analyst

Real quick one for you. Just curious about operating expenses going forward. Is this a good baseline or when can we start maybe expecting to see some of the synergies you were mentioning before on the cost side? And maybe what kind of magnitude on that?

Pat Lavelle - Audiovox Corporation - President & CEO

As I had said on previous calls, we're running the Klipsch operation, because the operation is very unique, and very unique in the way they went to market and everything else, how they developed their products, we're running it as a standalone operation. So the normal synergies that we would get, where, in many cases, we would take out the complete back end of the business, we are not doing that with Klipsch. Now, that doesn't mean that we will not get savings in shipping and freight and warehousing, because generally Audiovox, being a larger company, we enjoy better rates and so as we apply those rates to the Klipsch business, we will get some savings.

Michael Stoehr - Audiovox Corporation - SVP and CFO

In the guidance that we had talked about, we had talked about $156 million operating expenses. And as Pat mentioned, there are, just being part of a larger company, expenses but we've been operating pretty lean as of today. Over the last couple of years, we have taken a lot out of the overhead but we still focus on our fixed costs.

Pat Lavelle - Audiovox Corporation - President & CEO

Yes, when you look at our first quarter, you will see our overhead is essentially flat with last year, with some improvement in sales. So there will be synergies and we will be continuing to look at them and new opportunities will come up for us to save some additional.

Operator

And we have no further questions at this time.

Pat Lavelle - Audiovox Corporation - President & CEO

Okay. Thank you all again for joining with us this morning. Thank you for your support of Audiovox and I wish you all a good day.

Operator

This concludes the presentation for today, ladies and gentlemen. You may now disconnect. Have a wonderful day.

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